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                                                                    EXHIBIT 16.1

January 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Technical Consumer Products, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 304 of Regulation S-K as part of the Company's Amendment No. 2 to Form S-1 dated January 25, 2002. We agree with the statements in the "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" section under the caption "Previous Independent Accountants" of such Amendment No. 2 concerning our firm, except that we have no basis to agree or disagree with the statements of the registrant contained in the fourth paragraph.

Very truly yours,

/s/ Grant Thornton LLP
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                       CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

PREVIOUS INDEPENDENT ACCOUNTANTS

     In July 2001, we dismissed Grant Thornton LLP as our independent public accountants.

     Except as described below, the reports of Grant Thornton on our financial statements for the fiscal years ended December 31, 1999 and December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     For the fiscal years ended December 31, 1999 and December 31, 2000, Grant Thornton rendered reports dated January 26, 2000 and January 26, 2001, respectively, which stated that Grant Thornton did not observe our physical inventory taken as of December 31, 1998 since that date was prior to their initial engagement as our auditors, and our records did not permit adequate retroactive tests to those inventory quantities. Accordingly, Grant Thornton noted in their report that the scope of their work was not sufficient to enable them to express, and that they did not express, an opinion on our statements of earnings and accumulated deficit, and cash flows for the year ended December 31, 1999. Our management did not direct Grant Thornton to extend their audit procedures.

     The dismissal of Grant Thornton was recommended and approved by our board of directors.

     In connection with the audits of our financial statements for the fiscal years ended December 31, 1999 and December 31, 2000 and the subsequent period of January 1, 2001 through the date of their dismissal, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement(s) in connection with its report on the financial statements for each such year.

NEWLY ENGAGED INDEPENDENT ACCOUNTANTS

     On August 9, 2001, we engaged PricewaterhouseCoopers LLP as our new independent accountant. Through August 8, 2001, neither we nor anyone on our behalf consulted PricewaterhouseCoopers LLP regarding:

     - the application of accounting principles to any transaction, either completed or proposed; or

     - the type of audit opinion that might be rendered on our financial statements.

     As noted above, we did not request that Grant Thornton perform retroactive tests of our December 31, 1998 physical inventory. As part of their engagement, we asked PricewaterhouseCoopers LLP to perform extended procedures to rollback inventory quantities from the 1999 physical counts observed by Grant Thornton to December 31, 1998. These procedures were satisfactorily completed and permitted PricewaterhouseCoopers LLP to issue an unqualified opinion on all of our financial statements for the fiscal year ending December 31, 1999.